SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:   January 3, 2011
 (Date of earliest event reported)

DIRECT INSITE CORP.
 (Exact Name of Registrant as Specified in its Charter)

Delaware	0-20660	11-2895590
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification
incorporation)		Number)

13450 West Sunrise Boulevard, Suite 510, Sunrise, Florida	33323
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(631) 873-2900

____________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b)

[  ]  Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2011, the Company entered into an Employment Agreement with its President and Chief Operating Officer, Matthew E. Oakes, for a two-year term ending on December 31, 2012 (the “Agreement”).  The Agreement provides for annual compensation of  $200,000 as base salary (“Base Salary”), and shall be subject to such increases as the Company may determine, taking into consideration, among other things, the Company’s and Mr. Oakes’ performance during the preceding year.  Mr. Oakes shall be eligible to receive an annual incentive bonus (“Annual Bonus”), with a target bonus equal to 30% of Base Salary.  80% of the Annual Bonus shall be based on the Company’s attainment of revenue growth and cash flow from operations as set forth in its annual commitment plan approved by the Board of Directors.  20% of the Annual Bonus will be based on individual objectives as determined by the Compensation Committee of the Board.  The Agreement further provides for reimbursement of certain expenses, and certain severance benefits in the event of termination prior to the expiration date of the Agreement.

The Company’s Compensation Committee retained independent compensation consultants to assist in establishing the compensation arrangements as well as other terms and conditions of the Agreement.

 Item 9.01             Financial Statements and Exhibits

(d)           Exhibits

10           Employment Agreement dated as of January 1, 2011 between Direct Insite Corp. and Matthew E. Oakes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIRECT INSITE CORP.

By: /s/ Michael J. Beecher
Michael J. Beecher
Chief Financial Officer

Dated:   January 7, 2011